EXHIBIT 31.3

                         INDEPENDENT ACCOUNTANT'S REPORT

Freedom Depository, LLC., as Depositor
c/o Amherst Securities Group, L.P.
7801 N. Capital of Texas Hwy., Suite 300
Austin, TX 78731

U.S. Bank Trust National Association, as Trustee
Corporate Trust Department
100 Wall Street
New York, NY 10005

Re:   FREEDOM CERTIFICATES, USAUTOS SERIES 2004-1 TRUST (THE "TRUST")

Ladies and Gentlemen:

We have examined assertions of Freedom Depository, LLC. (the "Depositor") and U.S. Bank Trust National Association, (the "Trustee" and, together with the Depositor, the "Management") that the Depositor and the Trustee have complied, in all material respects, with the provisions of the Standard Terms for Trust Agreements dated as of October 1, 2004, as supplemented by a series supplement dated as of October 28, 2004 (together, the "Trust Agreement") in respect of the Freedom Certificates, USAutos Series 2004-1 Trust (the "Trust"), during the period covered by the annual report on Form 10-K filed by the Depositor on behalf of the Trust for the year ended December 31, 2006 (the "Annual Report"). Management is responsible for compliance with the Trust Agreement. Our responsibility is to express an opinion on Management's assertions based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Depositor's and the Trustee's compliance with the Trust Agreement and performing such other procedures as considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, the Depositor and the Trustee have complied, in all material respects, with the Trust Agreement during the period covered by the Annual Report and Management's assertions with respect to such compliance are fairly stated, in all material respects, for the year ended December 31, 2006.


 /s/ Aston Bell, CPA

 New York, New York
 March 14, 2007